Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CenterState Banks of Florida, Inc. of our report dated March 6, 2008, with respect to the consolidated financial statements of CenterState Banks of Florida, Inc., and the effectiveness of internal control over financial reporting, which is included in the Annual Report on Form 10-K of CenterState Banks of Florida, Inc. for the year ended December 31, 2007, and to the references to our firm under the heading “Experts” in the Registration Statement.

Fort Lauderdale, Florida

December 17, 2008

/s/ Crowe Howath LLP